EXHIBIT 10.1
SEPARATION AGREEMENT
     THIS SEPARATION AGREEMENT (this “Agreement”) is made and entered into as of May 31, 2007 by and between Carl G. Anderson, Jr. (the “Executive”), and Arrow International, Inc., a Pennsylvania corporation, having its principal offices at 2400 Bernville Road, Reading, Pennsylvania 19605 (the “Company”).
WITNESSETH:
     WHEREAS, the Executive had been engaged by the Company as the Chairman of the Board of Directors of the Company (the “Board”), President and Chief Executive Officer; and
     WHEREAS, the Company has terminated the Executive’s employment.
     WHEREAS, the Executive and the Company desire to settle fully and finally all matters between them to date, including, but in no way limited to, any issues that might arise out of the Executive’s employment or the termination of his employment by the Company;
     NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:
     1. Termination of Employment. The Executive ceased to be Company’s Chairman of the Board, President and Chief Executive Officer as of May 31, 2007 (the “Termination Date”), and ceased all other positions and associations of any kind with the Company and its subsidiaries and affiliates. Additionally, effective July 13, 2007, the Executive hereby resigns his membership on the Board of Directors (and all board of director committees) of the Company and its subsidiaries and affiliates.
     2. Severance Benefits. Subject to the terms of this Agreement, and contingent upon execution and effectiveness of the general release attached hereto as Exhibit A (the “Release”), the Company shall pay or provide to the Executive the following benefits:
     (a) Severance Pay. Equal payments of $38,813 (each, a “Severance Payment”) paid on a monthly basis for 24 months following the Termination Date (the “Severance Period”), commencing with the first day of the month following the Termination Date. For the purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), each such monthly payment shall be considered a separate payment. Notwithstanding the foregoing, if the Executive is employed by any entity or person (other than self-employment or employment for an entity in which the Executive owns at least 50% of the voting interests in such entity or for up to two non-consecutive 90 day periods (e.g. as an interim CEO) for companies which do not compete with the Company and its subsidiaries and affiliates and in which the Executive owns at least a 5% equity interest) (a “Subsequent Employer”), then the Severance Payment made on the first of a month shall be reduced on a dollar for dollar basis for all compensation paid by the Subsequent Employer to the Executive in the month prior to the month in which the Severance Payment is made.

     (b) Equity. The Executive will become fully vested in all outstanding, unvested stock options as of the Termination Date granted to the Executive by the Company (the “Options”), such Options will remain exercisable in accordance with the terms of the applicable company plan or option agreement under which such Options were granted, provided that the non-qualified Stock Options will remain exercisable until the earlier to occur of (i) a sale of the Company or (ii) December 31, 2007.
     (c) Medical. The Executive and the Executive’s spouse will receive continuation of medical benefits in effect as of the Termination Date (or such benefits as the Company or its successor may subsequently provide from time to time to the senior executives of the Company) at the Company’s (or its successor’s) sole expense until the earliest of (i) the date on which the Executive attains age 65, (ii) the date on which the Executive becomes eligible for medical benefits under a group health plan of any employer or (iii) the date on which the Executive dies. Additionally, solely with respect to continuation of medical benefits for the Executive’s spouse, such coverage shall immediately cease on the date on which the Executive’s spouse attains age 65, if earlier than any date so provided in the foregoing sentence. Any claims for reimbursement of a proper medical expense shall be paid as soon as administratively feasible following the proper submission of such expense; provided however, that all such claims must be submitted and paid by the end of the year following the year in which such expense is incurred.
     (d) Vacation Pay. The Executive will receive a payment equal to his base salary on a pro-rata basis for 13 days of unused vacation.
     (e) Restrictive Covenants. Additionally, the payments and benefits contained in Section 2 shall be contingent upon the Executive’s compliance with the restrictive covenants contained in this Agreement, including, without limitation, the Executive’s resignation from the on the Board (and all board of director committees) of the Company and its subsidiaries and affiliates.
     (f) Code Section 280G Cutback. The separation and other payments and/or benefits to be provided to the Executive hereunder and any and all other payments or benefits which are “parachute payments” (as defined in Section 280(G)(b)(2)(A) of the Code) payable to the Executive under any other arrangements or agreements (collectively, the “Total Payments”) shall be adjusted as set forth in the following sentence. If any portion of the Total Payments as a result of any “Change in Control” (as defined in Treasury Regulation Section 1.280G-1, Q&A 27-29) would (in the aggregate) result in an amount not being deductible under Code Section 280G or an excise tax under Section 4999, the Total Payments shall be reduced to the extent necessary so that the deductibility of the full amount of such reduced Total Payments is not limited by Code Section 280G and such reduced Total Payment is not subject to an excise tax under Section 4999. In reducing the Total Payments under this Section 2(f), reduction shall be made first to the Severance Payments provided in Section 2(a).
     3. Confidential Information and Non-Disparagement.
     (a) Confidential Information. The Executive shall not, without the prior express written consent of the Company, directly or indirectly divulge, disclose or make available or accessible any Confidential Information (as defined below) to any person, firm, partnership, corporation, trust or any other entity or third party (other than when required to do so by a lawful order of a court of competent jurisdiction, any governmental authority or agency, or any recognized subpoena power). In addition, the Executive shall not create any derivative work or other product based on or resulting from any Confidential Information (except in the good faith performance of his duties under this Agreement). The Executive shall also proffer to the Board’s designee, no later than the Termination Date, and without retaining any copies, notes or excerpts thereof, all memoranda, computer disks or other media, computer programs, diaries, notes, records, data, customer or client lists, marketing plans and strategies, and any other documents consisting of or containing Confidential Information that are in the Executive’s actual or constructive possession or which are subject to his control at such time. For purposes of this Agreement, “Confidential Information” shall mean all information respecting the business and activities of the Company, or any affiliate of the Company, including, without limitation, the clients, customers, suppliers, employees, consultants, computer or other files, projects, products, computer disks or other media, computer hardware or computer software programs, marketing plans, financial information, methodologies, know-how, processes, practices, approaches, projections, forecasts, formats, systems, data gathering methods and/or strategies of the Company or any affiliate. Notwithstanding the immediately preceding sentence, Confidential Information shall not include any information that is, or becomes, generally available to the public (unless such availability occurs as a result of the Executive’s breach of any portion of this Section 3(a) or any information or knowledge possessed by the Executive other than by reason of his employment by the Company). Anything to the contrary notwithstanding, and in all cases regardless of whether the information is retained in original form, as a copy, electronically or otherwise, the Executive shall be entitled to retain (A) papers and other materials of a personal nature, including without limitation, photographs, correspondence, personal diaries, calendars and rolodexes, files relating to his personal affairs and personal phone books, (B) information showing his compensation or relating to the reimbursement of expenses, (C) information he reasonably believes may be needed for his personal tax purpose, (D) copies of employee benefit plans, programs and agreements relating to his employment or the termination thereof, with the Company, (E) notes and documents prepared by him.
     (b) Non-disparagement. For the period commencing on the Termination Date and ending 24 months after the Termination Date, the Executive shall not, directly or indirectly, make or publish any disparaging statements (whether written or oral) regarding the Company or any of its affiliated companies or businesses, or the affiliates, directors, officers, agents, principal stockholders or customers of any of them; notwithstanding the foregoing, this Section 3(b) shall not apply to (i) statements made in court or in litigation papers necessary to enforce this Agreement or (ii) statements required by a government agency.
     4. Announcement. The parties agree that any announcement by the Executive with respect to the termination of the Executive’s employment and his resignation as a director will be disclosed to the Company prior to its issuance or publication and will not be announced, issued or otherwise published until and unless the Company consents in writing to the content of such announcement.
     5. Standstill Restrictions. The Executive agrees that until one year from the date of this Agreement (the “Restricted Period”), neither the Executive nor any of the Executive’s affiliates or representatives will, in any manner, directly or indirectly, unless requested by the Board (i) acquire or make any proposal to acquire any securities, or rights or options to acquire securities, or property of the Company, other than by the exercise of employee stock options, (ii) propose to enter into any merger or business combination involving the Company or purchase a material portion of the assets of the Company, (iii) make or participate in any solicitation of proxies to vote, or seek to advise or influence any person with respect to the voting of any securities of the Company, (iv) form, join or participate in a “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) with respect to any voting securities of the Company, (v) otherwise act or seek to control or influence the management, Board or policies of the Company, (vi) disclose any intention, plan or arrangement inconsistent with the foregoing, (vii) take any action which might require the Company to make a public announcement regarding the possibility of a business combination or merger or (viii) advise, assist or encourage or direct any person to advise, assist or encourage any other persons in connection with the foregoing. The Executive also agrees during the Restricted Period not to request the Company (or its directors, officers, employees, agents or representatives) to amend or waive any provision of this Section 5 unless specifically invited to do so by the Board. The Company acknowledges that the Executive and Richard Niner have a longstanding personal and business relationship that is unrelated to the Company and its business. The Company acknowledges and agrees that the continuation of that relationship so long as it continues to be completely unrelated to the Company and its business, in and of itself, shall not constitute a violation of this Section 5, provided that the Executive does not, directly or indirectly, in any manner violate the restrictions set forth in this Section 5 as a result of such relationship or otherwise.
     6. Non-Compete and Non-Solicitation.
     (a) Non-Competition. The Executive shall not, during the Restricted Period, directly or indirectly, within or with respect to any country where the Company does business as of the Termination Date, (1) engage, without the prior express written consent of the Company, in any business or activity, whether as an employee, consultant, partner, principal, agent, representative, director, stockholder or in any other individual, corporate or representative capacity, or render any services or provide any advice to any business, activity, service, person or entity, if such business, activity, service, person or entity, directly or indirectly, competes in any material manner with (A) the Company, (B) any subsidiary or affiliate of the Company, or (C) any product, service or other business of the Company or any subsidiary or affiliate of the Company which is in production, distribution or development as of the Termination Date, including without limitation, rendering advice or other services to or in respect of the development, manufacture or marketing of catheters and/or other medical products used in critical and/or cardiac care, and/or (2) meaningfully assist, help or otherwise support, without the prior express written consent of the Company, any person, business, corporation, partnership or other entity or activity, whether as an employee, consultant, partner, principal, agent, representative, director, stockholder or in any other individual, corporate or representative capacity, to create, commence or otherwise initiate, or to develop, enhance or otherwise further, any business or activity if such business or activity, directly or indirectly, competes (or is reasonably likely to compete) in any manner with any significant business or activity of the Company or any subsidiary or affiliate of the Company, including without limitation, rendering advice or other services to or in respect of the development, manufacture or marketing of catheters and/or other medical products used in critical and/or cardiac care. Notwithstanding the foregoing, the Executive shall not be prohibited during the Restricted Period from being a passive investor where the Executive owns not more than five percent (5%) of the outstanding capital stock of any publicly-held company.
     (b) Non-Solicitation. The Executive shall not, directly or indirectly, during the Restricted Period or, if later, during the period in which the Executive is receiving any severance benefits under Section 2(a) above, (1) take any action to solicit or divert any business (or potential business) or clients or customers away from the Company or any subsidiary or affiliate of the Company, (2) induce customers, clients, business partners, suppliers, agents or other persons under contract or otherwise associated or doing business with the Company or any subsidiary or affiliate of the Company to terminate, reduce or alter any such association or business with or from the Company or any subsidiary or affiliate, and/or (3) induce any person in the employment of the Company or any subsidiary or affiliate of the Company or any consultant to the Company or any subsidiary or affiliate of the Company to (A) terminate such employment, or consulting arrangement, (B) accept employment, or enter into any consulting arrangement, with anyone other than the Company or any subsidiary or affiliate, and/or (C) interfere with the customers, suppliers, or clients of the Company, any subsidiary or affiliate of the Company in any manner or the business of the Company, any subsidiary, or any affiliate in any manner. For purposes of this Section 6(b), “potential business” shall mean any commercial activity the Company and/or any subsidiary or affiliate of the Company was actively pursuing on, or within one year prior to the Termination Date. Nothing contained herein shall prevent the Executive from offering letters of recommendation for or responding to inquiries, in his individual capacity and not on behalf of the Company or any subsidiary or affiliate of the Company, on behalf of prospective employers of any former employee of the Company after the termination of such person’s employment from the Company.
     7. Scope of Agreement Enforceability.
     (a) This Agreement constitutes the entire understanding and agreement between the Company and the Executive with regard to all matters herein and supersedes all prior oral and written agreements and understandings of the parties with respect to such matters, whether express or implied. This Agreement shall inure to the benefit of and be enforceable by the Executive’s heirs, beneficiaries and/or legal representatives. This Agreement shall inure to the benefit of and be enforceable by the Company and its respective successors and assigns. If any term or provision of this Agreement, or the application thereof to any person or circumstances, will to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is invalid or unenforceable, will not be affected thereby, and each term and provision of this Agreement will be valid and enforceable to the fullest extent permitted by law.
     (b) The Company represents and warrants that (i) all corporate action required to be taken by the Company to fully authorize the execution, delivery and performance of this Agreement and Release has been duly and effectively taken, (ii) the officers signing this Agreement and Release on behalf of the Company are duly authorized to do so and (iii) upon execution and delivery of this Agreement and Release by the parties, it shall be a valid and binding obligation of the Company enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.
     8. Material Inducements. The provisions of Sections 3, 4, 5 and 6 of this Agreement are material inducements to the Company entering into and performing this Agreement. In the event of any breach or threatened breach of the provisions of Sections 3, 4, 5 and/or 6 of this Agreement by the Executive, in addition to all other remedies at law or in equity possessed by the Company, the Company shall have the right to (i) terminate and not pay any amounts payable to the Executive hereunder and (ii) cease the provision of any benefits otherwise due to the Executive hereunder and under the Company’s Defined Benefit Supplemental Executive Retirement Plan (the “SERP”) and/or (iii) require that the Executive repay any payments made to him under the SERP and/or any compensation received by the Executive from any Options accelerated by virtue of Section 2(b) above. The Executive acknowledges and agrees that the Company will have no adequate remedy at law, and would be irreparably harmed, if the Executive breaches or threatens to breach any of the provisions of Sections 3, 4, 5 and/or 6 of this Agreement. The Executive further agrees that the Company shall be entitled to equitable and/or injunctive relief to prevent any breach or threatened breach of Sections 3, 4, 5 and/or 6 of this Agreement, and to specific performance of each of the terms of such Sections in addition to any other legal or equitable remedies that the Company may have, without any requirement to post bond or other security. The Executive also agrees that he shall not, in any equity proceeding relating to the enforcement of the terms of this Agreement, raise the defense that the Company has an adequate remedy at law.
     9. Indemnification. The Executive will be provided with Indemnification rights (including the right to be reimbursed costs) and with directors’ and officers’ liability insurance coverage with respect to his acts or omissions while an officer or director of the Company and any of its affiliates which is no less favorable than that provided to the directors and senior executives of the Company from time to time.
     10. Assistance. The Executive agrees to personally provide reasonable assistance and cooperation to the Company in activities related to the prosecution or defense of any pending or future lawsuits or claims involving the Company.
     11. Amendments/Waiver. This Agreement may not be amended, waived, or modified otherwise than by a written agreement executed by the parties to this Agreement or their respective successors and legal representatives. No waiver by any party to this Agreement of any breach of any term, provision or condition of this Agreement by the other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, or any prior or subsequent time.
     12. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when received by hand-delivery to the other party, by facsimile transmission, by overnight courier, or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive, at his residence address most recently filed with the Company, which is presently 776 Brownsville Road, Reading, PA 29608; and

If to the Company:	Arrow International, Inc.
2400 Bernville Road
Reading, Pennsylvania 19065
Att: Corporate Secretary

with a copy to:	Stephen W. Skonieczny, Esq.
Dechert LLP
30 Rockefeller Plaza
New York, New York 10112
or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and communications shall be effective when actually received by the addressee.
     13. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Pennsylvania without reference to its choice of law provisions and shall be binding upon the parties and their respective heirs, executors, successors and assigns. Each party agrees that the state and federal courts of Pennsylvania shall have sole and exclusive jurisdiction over the parties hereto and the subject matter herein. Neither party to this Agreement shall contest such jurisdiction or assert that Pennsylvania is a forum non convenience in respect of any dispute. No dispute shall be submitted for arbitration without the express written consent of each party hereto.
     14. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.
     15. Withholding. All payments hereunder shall be subject to any required withholding of federal, state and local taxes pursuant to any applicable law or regulation.
     16. Section Headings. The section headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and shall not affect its interpretation.

     IN WITNESS WHEREOF, the Company and the Executive have caused this Agreement to be executed as of the date first above written.

ARROW INTERNATIONAL, INC.
By:	/s/ Philip B. Fleck
	Name:	Philip B. Fleck
	Title:	President and CEO

CARL G. ANDERSON, JR.
/s/ Carl G. Anderson
Carl G. Anderson, Jr.

EXHIBIT A
Release
     IN CONSIDERATION OF good and valuable consideration, the receipt of which is hereby acknowledged, and in consideration of the terms and conditions contained in the Separation Agreement, dated as of May 31, 2007, (the “Separation Agreement”) by and between Carl G. Anderson, Jr. (the “Executive”) and Arrow International, Inc. (the “Company”), the Executive on behalf of himself and his heirs, executors, administrators, and assigns, releases and discharges the Company and its past present and future subsidiaries, divisions, affiliates and parents, and their respective current and former officers, directors, employees, agents, and/or owners, and their respective successors, and assigns and any other person or entity claimed to be jointly or severally liable with the Company or any of the aforementioned persons or entities (the “Released Parties”) from any and all manner of actions and causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, agreements, judgments, charges, claims, and demands whatsoever (“Losses”) which the Executive and his heirs, executors, administrators, and assigns have, had, or may hereafter have, against the Released Parties or any of them arising out of or by reason of any cause, matter, or thing whatsoever from the beginning of the world to the date hereof set forth below, including without limitation, any and all matters relating to the Executive’s employment by the Company and the cessation thereof, and any and all matters arising under any federal, state, or local statute, rule, or regulation, or principle of contract law or common law, including but not limited to, the Family and Medical Leave Act of 1993, as amended, 29 U.S.C. §§ 2601 et seq., Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §§ 2000 et seq., the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §§ 621 et seq. (the “ADEA”), the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. §§ 12101 et seq., the Worker Adjustment and Retraining Notification Act of 1988, as amended, 29 U.S.C. §§2101 et seq., the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §§ 1001 et seq., the Pennsylvania Human Relations Act, as amended, 43 P.S. §§ 955 et. seq., and any other equivalent or similar federal, state, or local statute; provided, however, that anything to the contrary notwithstanding in the Separation Agreement or this general release, the Executive does not release or discharge the Released Parties from any obligations owed to him under: (i) the Separation Agreement, the Company’s Defined Benefit Supplemental Executive Retirement Plan, the Company’s stock option plans, any vested benefit the Executive may be due under a tax qualified plan sponsored or maintained by the Company, or Losses arising under the ADEA which arise after the date on which the Executive executes this general release; (ii) any right or claim that arises after the effective date of this general release; (iii) the Executive’s eligibility for indemnification in accordance with the Separation Agreement or the corporate governance documents (including the By-Laws and any resolution of the Board of Directors of the Company or any affiliate), or under any applicable insurance policy with respect to any liability the Executive incurs or incurred as an employee, director or officer of the Company or any affiliate or (iv) any right the Executive may have to obtain contribution as permitted by law in the event of entry of judgment against the Executive as a result of any act or failure to act for which the Executive and any Released Party are jointly liable. It is understood that nothing in this general release is to be construed as an admission on behalf of the

Released Parties of any wrongdoing with respect to the Executive, any such wrongdoing being expressly denied.
     The Executive represents and warrants that he fully understands the terms of this general release, that he has been encouraged to seek, and has sought, the benefit of advice of legal counsel, and that he knowingly and voluntarily, of his own free will, without any duress, being fully informed, and after due deliberation, accepts its terms and signs below as his own free act. Except as otherwise provided herein, the Executive understands that as a result of executing this general release, he will not have the right to assert that the Company or any other of the Released Parties unlawfully terminated his employment or violated any of his rights in connection with his employment or otherwise.
     The Executive further represents and warrants that he has not filed, and will not initiate, or cause to be initiated on his behalf any complaint, charge, claim, or proceeding against any of the Released Parties before any federal, state, or local agency, court, or other body relating to any claims barred or released in this General Release, and will not voluntarily participate in such a proceeding. However, nothing in this general release shall preclude or prevent the Executive from filing a claim, which challenges the validity of this general release solely with respect to the Executive’s waiver of any Losses arising under the ADEA. The Executive shall not accept any relief obtained on his behalf by any government agency, private party, class, or otherwise with respect to any claims covered by this General Release.
     The Executive may take twenty-one (21) days to consider whether to execute this General Release. Upon the Executive’s execution of this general release, the Executive will have seven (7) days after such execution in which he may revoke such execution. In the event of revocation, the Executive must present written notice of such revocation to the office of the Company’s Corporate Secretary. If seven (7) days pass without receipt of such notice of revocation, this General Release shall become binding and effective on the eighth (8th) day after the execution hereof (the “Effective Date’).
INTENDING TO BE LEGALLY BOUND, I hereby set my hand below:

/s/ Carl G. Anderson, Jr.
Carl G. Anderson, Jr.

Dated: July 13, 2007